Exhibit 99.1

Ameritrans Capital Corporation Announces Completion of $975,000 Debt Financing

NEW YORK, Mar 26, 2010 (BUSINESS WIRE) -- Ameritrans Capital Corporation (NASDAQ: AMTC, AMTCP) announced today the completion of a private placement debt financing for the Company. The financing consists of $975,000 8.75-percent (8.75%) notes due in March 2012. At the Company's option, the notes may be extended until March 2013 at a rate of 5.5%, plus the then current Prime Rate. The notes pay interest quarterly and are redeemable by the Company at any time upon not less than thirty days' prior written notice to the holder. The notes were sold at par resulting in aggregate gross proceeds of approximately $975,000. Mr. Steven Etra, a member of the Company's Board, and certain entities affiliated with Mr. Etra, participated in the offering.

The two-year Notes issued in the offering are on substantially similar terms to those issued in the Company's December 2009 debt offering. A total of $3 million was raised in the two offerings.

"We are pleased to complete this private placement of Notes. The proceeds from the note issuance will be used for general working capital and investment opportunities." commented Michael Feinsod, Ameritrans Capital Corporation's chief executive officer and president.

The notes are not convertible and have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

About Ameritrans

Ameritrans Capital Corporation is an internally managed, closed-end investment company that has elected to be regulated as a business development company (BDC) under the Investment Company Act of 1940, as amended. Ameritrans originates, structures and manages a portfolio of secured business loans and selected equity securities. Ameritrans' wholly owned subsidiary Elk Associates Funding Corporation was licensed by the United States Small Business Administration as a Small Business Investment Company (SBIC) in 1980.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected. Ameritrans Capital Corporation cautions investors not to place undue reliance on forward-looking statements, which speak only as to management's expectations on this date.

SOURCE: Ameritrans Capital Corporation

Ameritrans Capital Corporation

Michael Feinsod, 212-355-2449